UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2014

SELECT BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

North Carolina	000-50400	20-0218264
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 W. Cumberland Street, Dunn, North Carolina	28334
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (910) 892-7080

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

Select Bancorp, Inc. (Nasdaq: SLCT) (the “Company”), the parent company of Select Bank & Trust Company, is filing a Form 12b-25 Notification of Late Filing with the U.S. Securities and Exchange Commission with regard to its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014 (the “Form 10-Q”).

As disclosed in the Company’s Current Report on Form 8-K filed on July 29, 2014, and amended on October 8, 2014, New Century Bancorp, Inc. (“NCBC”), completed its acquisition by merger (the “Merger”) of Select Bancorp, Inc. (“Legacy Select”), on July 25, 2014. At the effective time of the Merger, NCBC changed its name to “Select Bancorp, Inc.” Due to the consummation of the Merger and the ongoing integration of the two companies in the third quarter of 2014, significant management time and resources were diverted from the Company’s normal process of reviewing and completing the Form 10-Q. Among other things, management has been working to complete the purchase accounting for the Merger and has also been overseeing the conversion of Legacy Select’s core data processing systems. In addition, there have been changes in the Company’s senior management and finance team that have occurred since the Merger, including the appointment of a new chief financial officer and a new controller. While the Company’s new officers have been working diligently to accomplish a timely filing of the Form 10-Q, the Company requires additional time to finalize the report. For these reasons, the Company’s preparation of the Form 10-Q could not be accomplished in order to permit a timely filing without unreasonable effort and expense. The Company expects to file the Form 10-Q on or about November 28, 2014.

As a result of the Merger and the combination of NCBC and Legacy Select, the Company anticipates there will be significant changes in its results of operations from the three- and nine-month periods ended September 30, 2013. Management currently estimates that the Company will report the following:

Net Income. Net income for the third quarter of 2014 of $175,000 as compared with net income of $649,000 for the third quarter of 2013 and net income of $1.1 million for the first nine months of 2014 as compared with net income of $2.7 million for the first nine months of 2013.

Net Interest Income. Net interest income of $6.4 million for the third quarter of 2014 as compared with net interest income of $4.3 million for the third quarter of 2013 and net interest income of $14.7 million for the first nine months of 2014 as compared with net interest income of $13.4 million for the first nine months of 2013.

Provision for Loan Losses. Provision for loan losses of $105,000 for the third quarter of 2014 as compared with a recovery of $130,000 for the third quarter of 2013 and a recovery of $370,000 for the first nine months of 2014 as compared with a recovery of $605,000 for the first nine months of 2013.

Non-Interest Income. Non-interest income of $727,000 for the third quarter of 2014 as compared with non-interest income of $623,000 for the third quarter of 2013 and non-interest income of $1.9 million for the first nine months of 2014 as compared with non-interest income of $2.0 million for the first nine months of 2013.

2

Non-Interest Expenses. Non-interest expenses of $6.6 million for the third quarter of 2014 as compared with non-interest expenses of $3.9 million for the third quarter of 2013 and non-interest expenses of $15.2 million for the first nine months of 2014 as compared with non-interest expenses of $11.6 million for the first nine months of 2013.

Total Assets, Deposits, and Shareholders’ Equity. Total assets of $784.9 million at September 30, 2014 as compared with total assets of $525.6 million at December 31, 2013.

Total deposits of $642.1 million at September 30, 2014 as compared with total deposits of $448.5 million at December 31, 2013.

Shareholders’ equity of $94.0 million at September 30, 2014 as compared with shareholders’ equity of $56.0 million at December 31, 2013.

The information in this Current Report on Form 8-K is being furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended. This Current Report on Form 8-K will not be deemed an admission as to the materiality of any information contained herein.

Forward-Looking Statements

Certain matters discussed in this Current Report on Form 8-K may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and as such, may involve risks and uncertainties. These forward-looking statements relate to our financial condition and results of operations. Our actual results, performance, or achievements may differ significantly from the results, performance, or achievements expected or implied in such forward-looking statements. We do not undertake, and specifically disclaim any obligation, to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements except as required by law.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECT BANCORP, INC.

Date: November 14, 2014	By:	/s/ Mark A. Jeffries
Mark A. Jeffries
Executive Vice President and Chief Financial Officer

4